InspireMD Announces Publication of an Independent Imaging Study

Highlighting the Advantages of CGuard™ EPS Compared to Another Next

Generation Carotid Stent

Tel Aviv, Israel— January 19, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced the publication of an independent observational study conducted by Tomoyuki Umemoto, MD and colleagues in the December 2017 issue of the journal EuroIntervention demonstrating the advantage of CGuard™ EPS in reducing stent plaque prolapse (vascular tissue or thrombus protruding through the stent and into the carotid artery following stenting that is vulnerable to embolizing into the brain) in carotid artery stenting patients.

The aim of this study was to compare plaque prolapse after carotid artery stenting (CAS) with CGuard™ versus a competing device as assessed by optical coherence tomography (OCT), a technique that performs high definition images inside of the artery. A series of sixteen consecutive patients undergoing CAS were enrolled in the study. A total of 248 cross-sectional OCT images (166 images for CGuardTM and 82 for the competing device) were analyzed to assess the incidence of plaque prolapse.

As introduction to this OCT study, an editorial appeared in the same EuroIntervention issue, authored by Professor Piotr Musialek, Jagiellonian University Department of Cardiac & Vascular Diseases, John Paul II Hospital, Krakow, Poland, and Prof Eugenio Stabile, Division of Cardiology, Department of Advanced Biomedical Sciences, University of Naples “Federico II”, Naples, Italy. The editorial authors state: “With conventional carotid stenting, plaque prolapse occurs via the ‘cheese-grater’ effect.” They go on to highlight the permanent protective role of CGuard™ EPS, the unique MicroNet™ covered carotid stent, which already demonstrated neuro-protection in the CARENET Study. The editorial authors noted that the competing device had a two-fold greater risk of plaque prolapse compared with CGuard™ in the OCT frames analysis.

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “We are pleased to see another study conducted on CGuard™ EPS that was again, focused on proving out the mechanism of the protective properties of MicroNet™ in the treatment of carotid artery disease. While this observational study was conducted on a limited number of patients, it was encouraging to see that CGuard™ EPS continues to perform as advertised in the clinical setting. Moreover, the fact that yet another independent clinical investigation was conducted and the investigators saw it fit to once again publish further validates the interest in CGuard™ EPS and the future the device holds for potentially preventing catastrophic events that can occur with conventional carotid artery stents.”

EuroIntervention is a monthly peer-reviewed journal of interventional cardiovascular medicine that has become one of the benchmarks in its field. EuroIntervention is the official journal of EuroPCR and the European Association of Percutaneous Cardiovascular Interventions (EAPCI). The Journal is endorsed by the European Society of Cardiology (ESC) and has a distinguished European and International editorial board led by Prof Patrick W. Serruys from the Erasmus MC, Rotterdam.

The Company also announced that it has received notice from the NYSE American LLC (the “NYSE American”) pursuant to Section 1003(f)(v) of the NYSE American’s Company Guide that, due to the Company’s current low selling share price, the Company’s continued listing on the NYSE American is contingent upon the Company effecting a share consolidation or otherwise demonstrating a sustained improvement in its share price within the next six months but not longer than July 16, 2018 (or such longer period as may be agreed to by the NYSE American).

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com